Exhibit 99.1

Ur-Energy Provides 2017 Q3 Operational Results

Littleton, Colorado (PR Newswire – October 13, 2017) Ur-Energy Inc. (NYSE American:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for third quarter 2017.

Highlights

Lost Creek Operations
	Units	2017 Q1	2017 Q2	2017 Q3	2017 YTD

U3O8 Captured	(‘000 lbs)	79.3	65.3	52.8	197.4
U3O8 Dried & Drummed	(‘000 lbs)	74.4	70.8	48.4	193.6
U3O8 Sold (produced)	(‘000 lbs)	50.0	31.0	180.0	261.0
U3O8 Sold (purchased)	(‘000 lbs)	200.0	210.0	109.0	519.0

Average Flow Rate	(gpm)	2,403	2,378	2,188	2,322
U3O8 Head Grade	(mg/l)	32	27	23	27

Lost Creek Uranium Production and Sales

For the quarter, 52,812 pounds of U3O8 were captured within the Lost Creek plant. 48,336 pounds of U3O8 were packaged in drums and 36,797 pounds of U3O8 drummed inventory were shipped out of the Lost Creek processing plant. At September 30, 2017, inventory at the conversion facility was approximately 17,813 pounds U3O8.

During the quarter, sales totaled $11.7 million. There were no spot sales during the quarter. A total of 289,000 pounds was sold at an average sales price of $40 per pound, which was 100% above the average spot price for the same period of $20 per pound. Of this, 109,000 pounds were sold at an average price of $35 per pound for cash proceeds of $3.9 million. We purchased the pounds at a cost of $20 per pound. The remaining 180,000 pounds were sold from Lost Creek production at a price of $43 per pound, for cash proceeds of $7.8 million.

Lost Creek Anniversary and Development of Second Mine Unit

Lost Creek celebrated its fourth anniversary in operation in early August, having produced and delivered to customers more than 2,000,000 pounds at the time of that milestone, all from the first mine unit of the project.

Our drilling and other construction work to develop the first three header houses in Mine Unit 2 commenced in early April. This development work continued through the summer, largely on schedule, allowing us to bring the first header house online in late August. We currently anticipate that operation of the second header house will commence during Q4 and the third header house will come online early in 2018.

Continuing Guidance for 2017

We do not currently anticipate any sales in Q4, as we have completed our contractual deliveries for the year. Our sales have totaled $38.3 million this year. The Q4 production target for Lost Creek is between 65,000 and 75,000 pounds dried and drummed. Our production rate may be adjusted based on operational matters and other indicators in the market.

We will provide further guidance for the remainder of 2017 in our Form 10-Q, which is currently anticipated to be filed on Friday, October 27, 2017.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol\“URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO

866-981-4588

Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; timing to bring the additional header houses online; the ability to meet production targets for fourth quarter; and whether adjustments of production rates will be necessary or appropriate) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs